Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-179497 on Form S-4 of our report dated February 10, 2012 (June 7, 2012 as to the effects of the retrospective presentation of separate combined statements of comprehensive income as discussed in Note 2), relating to the combined financial statements of Dynacast Group as of December 31, 2010 and for the years ended December 31, 2010 and 2009, which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the fact that the results may not necessarily be indicative of all conditions that would have existed or the results of operations and cash flows if the Dynacast Group had been operated as a stand-alone company and that the combined financial statements have been retrospectively adjusted for the presentation of separate combined statements of comprehensive income, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE LLP

London, United Kingdom

June 21, 2012